Exhibit 99.3

Accentia Announces Results of Market Survey on Chronic Sinusitis

Based on Responses From 750 ENT Specialists

Market Research Confirms Over 90% of ENT Respondents Believe That Fungal-Induced

Inflammation Can Cause Chronic Sinusitis and That a Need Exists for an

FDA-Approved Intranasal Antifungal for the Disease

TAMPA, Fla., October 17, 2007—(BUSINESS WIRE)—Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI—News) announces the results of a market research study conducted with ear, nose, and throat specialists (ENTs or otolaryngologists), concerning their attitudes about the causation of Chronic Sinusitis (CS), the diagnosis, and the management of the disease. Beechwood Associates, Inc., designed the survey, collected data, and performed the analysis. Accentia Pharmaceuticals’ sales representatives called on 950 specialists to ask them to complete the survey and 750, or 78% of those specialists, elected to participate. There are an estimated ten thousand ENT specialists in the U.S., so the sample size represents about 7% of all ENT specialists.

The respondents as a group see over ten thousand patients with CS each week. The results show that there is a very substantial acceptance of a fungal-induced etiology for CS:

•	91% of respondents indicated that they believe that a fungal-induced inflammation can cause CS (N=750)

•

91% of respondents familiar with the secretion of eosinophilic major basic protein (eMBP) in the fungal-induced etiology of CS indicated their enthusiasm for a diagnostic, which detects eMBP in mucus (SinuTest™) (N=497)

•	53% of respondents indicated that they are currently prescribing off-label compounded intranasal antifungals for CS, and they identified the compounding pharmacies that they are using (N=750)

•	96% of the respondents familiar with intranasal antifungal treatment for CS indicated that they believe there is a need for an FDA-approved intranasal antifungal for this indication (N=562)

Accentia Biopharmaceuticals has previously announced evidence that most, if not all cases of chronic sinusitis (CS), are due to a fungal-induced inflammation as originally proposed by investigators at the Mayo Clinic. The data were collected as part of the Company’s ongoing pivotal Phase 3 clinical trial for its lead pharmaceutical product, SinuNaseTM, an intranasal formulation of the antifungal amphotericin B 0.01% suspension. At the time of enrollment, all patients have had nasal mucin collected. Subsequently, these specimens are being tested for eosinophilic major basic protein (eMBP) and measurement of eMBP in nasal mucin is done using the diagnostic, SinuTestTM.

SinuTestTM is a patented technology developed at the Mayo Foundation for Medical Education and Research. The technology is exclusively licensed to IMMCO Diagnostics, which has an exclusive commercialization agreement with Accentia Biopharmaceuticals. The Company believes that SinuTestTM will be a useful adjunct for identification of patients who are suspected of having CS and who may be candidates for treatment with SinuNaseTM, assuming Food and Drug Administration (FDA) approval.

To receive information on how physicians and patients can access SinuTestTM, IMMCO has provided the following toll free number: 800-537-8378.

As previously announced, Accentia has received Fast Track status from the FDA for SinuNaseTM, and it is conducting a randomized, double-blind, placebo-controlled Phase 3 clinical trial with severe CS patients at more than 50 sites across the U.S. To the knowledge of the Company, this is the first and only Phase 3 clinical trial for CS and the only intranasal antifungal that has been submitted to the FDA as an Investigative New Drug (IND). The initial study population is with patients that have severe CS who have undergone sinus surgery, but who are struggling with recurrent CS. The Company has previously announced that it has completed enrollment in its Phase 3 clinical trial of SinuNase for the treatment of CS.

Despite the fact that there are over 60 million patients in the U.S. and EU that have CS, and that CS is by far the most common chronic respiratory disease with a commercial market approximately twice the size of asthma, there is currently no approved prescription pharmaceutical available for treatment of the disease. If approved, SinuNase will be the first therapy available to treat sufferers of CS.

Accentia Biopharmaceuticals is commercializing SinuTestTM for the confirmation of CS. Investigators at Mayo discovered that a ubiquitous, normally innocuous mold, Alternaria, colonizes in the mucus of the nose and sinus of virtually everybody. However, it was found that in patients with CS, this non-invasive mold elicits an eosinophilic inflammatory response characterized by the release of eMBP in the mucus, which then damages the mucosal epithelial lining of the nose and sinuses, leading to the inflammatory mucosal changes characteristic of CS. The SinuTest diagnostic uses a small sample of mucus from the patient’s nose and tests for eMBP, which is uniquely detectable in the nasal mucin of patients with CS.

About Accentia Biopharmaceuticals

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNaseTM, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNaseTM has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxIDTM and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxIDTM which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxIDTM has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about RevimmuneTM, SinuNaseTM, BiovaxIDTM, AutovaxIDTM, SinuTestTM and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, PhD, 813-864-2554—Extension: 277

sbonitz@accentia.net